Exhibit 4.23

EXCLUSIVE TECHNICAL AND CONSULTING SERVICES AGREEMENT

This Exclusive Technical and Consulting Services Agreement (the “Agreement”) is entered into as of August 11, 2004 between the following two parties:

Party A: Ceng Dong Yi (Beijing) Technology Company Limited

Registered address: Room 726, No. 10 North Hongda Road, Beijing Economical and Technical Development Zone, Beijing

Party B: Beijing LingXun Interactive Science Technology and Development Company Limited

Registered address: No. 6-1-704 Webbok House, Wei Gong Cun Street, Haidian District, Beijing

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise established in People’s Republic of China (the “PRC”) under the laws of PRC, can engage in the business of providing technical and consulting services;

2.	Party B, a domestic invested company registered in PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to engage in the business of Internet information provision services;

3.	Party A agrees to provide Party B with technical, consulting and related services, and Party B hereby agrees to accept such technical and consulting services.

NOW THEREFORE, both parties agree to enter into the Agreement as follows:

1.	Technical Consulting Services; Sole and Exclusive Rights

1.1	During the term of this Agreement, Party A, as the exclusive technical consulting and services provider of Party B, agrees in accordance with the terms of this Agreement to provide the relevant technical consulting services to Party B (the content is specified in Appendix 1). Party A further agrees that, during the term of this Agreement, Party A shall not provide any of the above-mentioned technical and consulting services to any third party without the prior written consent of Party B.

1.2	Party B hereby agrees to accept such technical consulting services provided by Party A. Party B further agrees that, during the term of this Agreement, Party B shall not accept any of the above-mentioned technical and consulting services provided by any third party without the prior written consent of Party A.

1.3	Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights (including but not limited to copyrights, patent, know-how, commercial secrets and others) arising from the performance of this Agreement, whether developed by Party A or Party B based on Party A’s intellectual property rights.

2.	Calculation and Payment of the Fee for Technical and Consulting Services (the “Fee”)

2.1	Both parties agree that the Fee under this Agreement shall be determined and paid according to the Appendix 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a wholly foreign-invested enterprise duly registered and validly existing under the laws of PRC.

3.1.2	The execution and performance of this Agreement will not exceed Party’s A business scope and its corporate power. Party A has full right, power, authority, capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, and will not violate any enforceable and effective laws or contracts.

3.1.3	Upon execution of this Agreement by both parties, the Agreement will constitute legal, valid and binding obligations of Party A, which is also enforceable in accordance with the terms of the Agreement.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a domestic invested company duly registered and validly existing under the laws of the PRC and is licensed to engage in the business of Internet information provision services by obtaining the “License on Value-added Service of Tele-communication of Beijing Municipality” and “License on Value-added Service of Tele-communication of Cross-districts” issued by Beijing Municipal Telecommunication Management Bureau and Ministry of Information Industry on July 31, 2004.

3.2.2	The execution and performance of this Agreement will not exceed Party’s B business scope and its corporate power. Party B has full right, power, authority, capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, and will not violate any enforceable and effective laws or contracts.

3.2.3	Upon execution of this Agreement by both parties, the Agreement will constitute legal, valid and binding obligations of Party B, which is also enforceable in accordance with the terms of the Agreement.

4.	Confidentiality

4.1	Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the exclusive consulting and services from Party A (collectively the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return or destroy any documents, information or software that contained any of such Confidential Information to Party, delete all of such Confidential Information from any memory devices, and cease to use any of such Confidential Information.

4.2	Both Parties agree that this article shall survive after any amendment, expiration or termination of this Agreement.

5.	Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A regarding the contents of the technical and consulting services required by Party B.

6.	Effective Date and Term

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years unless terminated earlier as set forth in this Agreement or accordance with the terms set forth in the agreement entered into by both Parties separately.

6.2	This Agreement may be extended only if Party A gives its written consent of the extension of this Agreement before the expiration of this Agreement. The extended term shall be confirmed by both Parties.

7.	Termination

7.1	Due Termination. This Agreement shall terminate on the expiration date unless this Agreement is extended in accordance with relevant terms of this Agreement.

7.2	Early Termination. During the term of this Agreement, Party B shall not terminate this Agreement in its sole discretion except Party A’s material mistake, fraud, other illegal actions or bankruptcy. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B thirty (30) days prior to such termination.

7.3	Survival Terms. The rights and obligations of both Parties stipulated in articles 4 and 5 of this Agreement shall survive after the termination.

8.	Settlement of Disputes

The Parties shall strive to settle any dispute arising from the constriction or performance of the terms of this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both Parties.

9.	Force Majeure

9.1	Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the party’s reasonable control. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below. The party shall notify the other Party of the change of address within 7 days after such change, or it shall take all the losses incurred from misdelivery.

Party A:	Ceng Dong Yi (Beijing) Technology Company Limited)

Address:	Room 726, No.10 North Hongda Road, Beijing Economical and Technical Development Zone, Beijing

Fax: 010-63317064

Tel.: 010- 63317061

Attention: Lin Bo

Party B:	Beijing Lingxun Interactive Science Technology and Development Company Limited

Address:	No. 6-1-704 Webbok House, Wei Gong Cun Street, Haidian District, Beijing

Fax: 010-63317287

Tel.: 010-63317060

Attention: Li Chuandong

11.	Assignment

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

12.	Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement executed by both Parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

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Party A: Ceng Dong Yi (Beijing) Technology Company Limited

Authorized Representative:	Li Bo

Signature:

Official Seal:

Party B: Beijing LingXun Interactive Science Technology and Development Company Limited

Authorized Representative:	Li Chuan Dong

Signature:

Official Seal:

Appendix 1

The List of Technical and Consulting Services

Party A shall provide technical and consulting services as follows:

1.	maintenances of the server room and website;

2.	provision and maintenances of the office network;

3.	integrated security services for the website;

4.	design and implementation of the integrated structure of the network of the website, including the installation of the server system and 24 hours’ daily maintenances each week.

Appendix 2

Calculation and Payment of the Fee for Technical and Consulting Services

1.	The service fees paid by Party B for Party A’s provision of technical and consulting services shall be calculated monthly as follows:

Monthly fee = total user number of the month×the average net fees paid by each user (excluding business taxes)×65%

2.	Party A shall adjust above standard monthly fee according to Party B’s practical operation every month. Party B have the obligation to submit relevant material and data according to Party A’s requirement from time to time, and Party A have the right to check or inspect such material and data at any time.

3.	Party B shall pay fees for technical consulting and services of previous month to the account designated by Party A before the 7th day of every month.

Schedule to Exhibit 4.23

Pursuant to Rule 12b-31 under the Exchange Act of 1934, as amended, the following is a schedule of documents substantially identical in all material respects except as to the parties thereto, the dates of execution, or other material details from the document filed as Exhibit 4.23.

Exhibit 4.23 Filed
Agreement:	Exclusive Technical and Consulting Services Agreement
Date:	August 11, 2004
Party A:	Ceng Dong Yi (Beijing) Technology Company Limited
Party B:	Beijing LingXun Interactive Science Technology and Development Company.
Terms:	Fees collectible by Party A for the technical and consulting services are calculated based on the number of users of Party B’s services per month according to the following formula: Fees per month = number of users x average net fees paid per use (net of business tax) x 65%.

Agreements Substantially Identical to Exhibit 4.23 and Omitted
Agreement:	Exclusive Technical and Consulting Services Agreement
Date:	September 26, 2003
Party A:	Beijing Super Channel Network Limited
Party B:	Beijing Lei Ting Wan Jun Network Technology Limited
Terms:	Fees collectible by Party A for the technical and consulting services are calculated based on the number of page views of Party B’s websites per month according to the following formula: Fees per month = RMB20 x (actual page views per month/1000).

Agreement:	Exclusive Technical and Consulting Services Agreement
Date:	September 26, 2003
Party A:	Beijing Super Channel Network Limited
Party B:	Shenzhen Freenet Information Technology Company Limited
Terms:	Fees collectible by Party A for the technical and consulting services are calculated based on the number of page views of Party B’s websites per month according to the following formula: Fees per month = RMB20 x (actual page views per month/1000).

Agreement:	Exclusive Technical and Consulting Services Agreement
Date:	November 19, 2003
Party A:	Puccini Network Limited (Beijing) Limited
Party B:	Beijing Lei Ting Wu Ji Network Technology Limited
Terms:	Fees collectible by Party A for the technical and consulting services are calculated based on the amount of usage by users for Party B’s services according to the following formula: Fees per month = 50% of the amount of the fees collected by Party B for its services x Number of minutes used per month

Agreement:	Exclusive Technical and Consulting Services Agreement
Date:	November 19, 2004
Party A:	Heng Dong Wei Xin (Beijing) Technology Company Limited
Party B:	Startone (Beijing) Information Technology Company Limited
Terms:	Fees collectible by Party A for the technical and consulting services are calculated based on the number of users of Party B’s services per month according to the following formula: Fees per month = number of users x average net fees paid per use (net of business tax) x 65%.

Agreement:	Exclusive Technical and Consulting Services Agreement
Date:	November 30, 2004
Party A:	Beijing Lahiji Technology Development Limited
Party B:	Beijing Lei Ting Wan Jun Network Technology Limited
Terms:	Fees collectible by Party A for the technical and consulting services are calculated based on the number of page views of Party B’s websites per month according to the following formula: Fees per month = RMB20 x (actual page views per month/1000).